EXHIBIT 10.8

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR EXECUTIVES IN THE U.K.
THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is made as of [GRANT DATE] (the “Grant Date”) by and between Orbitz Worldwide, Inc., a Delaware corporation (“Orbitz”), and the employee whose name is set forth on the signature page hereto (“Employee”).
RECITALS
Orbitz has adopted the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (as may be amended from time to time, the “Plan”), a copy of which is attached hereto as Exhibit A.
In connection with Employee’s employment by Orbitz or one of its subsidiaries (collectively, the “Company”), Orbitz intends concurrently herewith to grant the PSUs (as defined below) to Employee.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:
SECTION 1

DEFINITIONS
1.1.    Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. In addition to the terms defined in the Plan, the terms below shall have the following respective meanings:
“Agreement” has the meaning specified in the Preamble.
“Board” means the board of directors of Orbitz (or, if applicable, any committee of the Board).
“Committee” shall mean the Compensation Committee of the Board.
“Company” has the meaning specified in the Recitals.
“Employee” has the meaning specified in the Preamble.
“Grant Date” has the meaning specified in the Preamble.

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“Orbitz” has the meaning specified in the Preamble.
“Performance Goal” has the meaning specified in Section 3.1.
“Plan” has the meaning specified in the Recitals.
“Share” means one share of the common stock, par value $0.01 per share, of Orbitz.
SECTION 2

GRANT OF PERFORMANCE-BASED RESTRICTED STOCK UNITS
Subject to the terms and conditions hereof, Orbitz hereby grants to Employee, as of the Grant Date, [# PSUs] performance-based restricted stock units (the “PSUs”). Each PSU granted hereunder shall represent the right to receive from Orbitz, on the terms and conditions described herein, in the sole discretion of the Board, either (i) one Share or (ii) cash equal to the fair market value (as determined by the Board in good faith) of one Share as of the date of vesting (and, as provided herein, distributions thereon), distributed as soon as practicable following each date of vesting. Employee shall have no further rights with respect to any PSU that is paid in Shares or cash, or that is forfeited or terminates pursuant to this Agreement or the Plan.
SECTION 3

TERMS OF PERFORMANCE-BASED RESTRICTED STOCK UNITS
3.1.    Vesting Schedule.
(a)    Subject to the provisions of this Agreement, the Plan and the achievement of any performance goal as determined by the Committee regarding the PSUs granted hereunder (each, a “Performance Goal”), 25% of the PSUs shall vest on each of the first, second, third and fourth anniversaries of the Grant Date, except as provided below in this Section 3.1.
(b)    If Employee’s employment with the Company is terminated for any of the reasons listed in clause 12.5 of Employee’s Employment Agreement dated April 28, 2009, as amended through the date hereof (the “Employment Agreement”), no additional vesting shall occur after the termination of employment, or, if earlier, the date notice of termination of employment has been given, and any unvested PSUs shall be immediately cancelled by Orbitz without consideration.
(c)    Subject to the provisions of this Agreement and the Plan, except as described below in Section 3.1(d), in the event of a Forced Resignation, as defined in the Employment Agreement, or a termination by the Company other than as described above under Section 3.1(b), Employee will vest in the number of PSUs that would have otherwise vested due to time vesting within 12 months of the date of Employee’s termination of employment, or, if earlier, the date notice of termination of employment has been given, and such vesting shall occur (i) to the extent the Performance Goal or Goals (or any portion thereof) are outstanding and have not been achieved

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and certified by the Committee as of the date of such termination or, if earlier, notice of termination, as though the maximum Performance Goal or Goals had been achieved in whole and certified by the Committee, or (ii) to the extent the Performance Goal or Goals (or any portion thereof) has been achieved and certified by the Committee as of the date of such termination or, if earlier, notice of termination, based on the level of achievement of such Performance Goal or Goals (or portion thereof) as certified by the Committee.
(d)    Subject to the provisions of this Agreement and the Plan, if, as the result of a Change in Control, as defined in the Employment Agreement, Employee (1) is dismissed other than in accordance with Section 3.1(b) above, or (2) resigns in circumstances amounting to a constructive dismissal, then any unvested PSUs shall fully vest (i) to the extent the Performance Goal or Goals (or any portion thereof) are outstanding and have not been achieved and certified by the Committee as of the date of such termination or resignation, as though the maximum Performance Goal or Goals had been achieved in whole and certified by the Committee, and (ii) to the extent the Performance Goal or Goals (or any portion thereof) has been achieved and certified by the Committee as of the date of such termination or resignation, based on the level of achievement of such Performance Goal or Goals (or portion thereof) as certified by the Committee.
(e)    Subject to the resolutions adopted by the Committee in setting any Performance Goal, the Board may determine at any time before the PSUs expire or terminate that any or all of the PSUs shall become vested at any time.
3.2.    Dividends. Employee shall be entitled to be credited with dividend equivalents with respect to the PSUs, calculated as follows: on each date that a cash dividend is paid by Orbitz while the PSUs are outstanding (if any), Employee shall be credited with an additional number of PSUs equal to the number of whole Shares (valued at fair market value (as determined by the Board in good faith) on such date) that could be purchased on such date with the aggregate dollar amount of the cash dividend that would have been paid on the PSUs had the PSUs been issued as Shares. The additional PSUs credited under this Section shall be subject to the same terms and conditions applicable to the PSUs originally awarded hereunder, including, without limitation, for purposes of vesting and forfeiture and crediting of additional dividend equivalents.
3.3.    Termination of Employment.
(a)    Subject to Section 3.1, if Employee’s employment with the Company terminates, or upon earlier notice either by the Company or by Employee of Employee’s termination, the PSUs, to the extent not then vested, shall be immediately canceled by the Company without consideration. Such period prior to cancellation of the PSUs shall not be extended by any notice period mandated under local law.
(b)    Employee has no right to compensation or damages for any loss in respect of any PSU, or arising under the provisions of Clause 3.5, arising (or claimed) in whole or in part from the termination of Employee’s employment or on notice being given, howsoever the termination, or the giving of notice, is caused and however compensation or damages may be claimed.

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(c)    Employee has no right to compensation or damages for any loss in respect of any PSU, or arising under the provisions of Clause 3.5, arising (or claimed) in whole or part from any Company ceasing to be a subsidiary of Orbitz or from the transfer of any business from a Company to any person which is not a Company, howsoever the change of status, or transfer, is caused and however compensation or damages may be claimed.
(d)    The discontinuance (or sale) of the HotelClub business and/or the sale (either asset or share sale) of Ebookers Limited shall not be deemed to constitute a Forced Resignation or otherwise constitute grounds to assert a constructive dismissal or termination of employment.
3.4.    Limited Transferability. The PSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, other than by will or the laws of inheritance following Employee’s death.
3.5.    Forfeiture. Notwithstanding anything herein to the contrary, if the Board determines in good faith that Employee has (i) willfully engaged in misconduct that is materially and demonstrably injurious to the Company; (ii) willfully and knowingly participated in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition; (iii) committed a willful act of fraud, embezzlement or misappropriation of any money or properties of the Company or breach of fiduciary duty against the Company that has a material adverse effect on the Company; or (iv) breached any noncompetition or confidentiality covenants for the benefit of the Company applicable to Employee during Employee’s employment or following termination of Employee’s employment, then:
(a)    the PSUs, to the extent not then vested, shall be immediately canceled by Orbitz without consideration,
(b)    Employee shall repay to Orbitz any cash received pursuant to the vesting of any PSU within five (5) years prior to the date of Board determination of (i), (ii), or (iii) above or within three (3) years prior to the date of Board determination of (iv) above,
(c)    any Shares acquired pursuant to the vesting of any PSU within five (5) years prior to the date of Board determination of (i), (ii), or (iii) above or within three (3) years prior to the date of Board determination of (iv) above and then held by Employee shall be forfeited and returned to Orbitz without consideration, and
(d)    in the event Employee has sold or otherwise disposed of Shares acquired pursuant to the vesting of any PSU within five (5) years prior to the date of Board determination of (i), (ii), or (iii) above or within three (3) years prior to the date of Board determination of (iv) above, Employee shall pay to Orbitz the greater of (x) any proceeds received from such sale or other disposition, or (y) the fair market value (as determined by the Board in good faith) of such Shares as of the date of such Board determination.
SECTION 4

MISCELLANEOUS

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4.1.    Tax Issues and Withholding.
(a)    Regardless of any action Orbitz or Employee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social security contributions, payroll tax, payment on account or other tax-related items related to Employee’s participation in the Plan and legally applicable to Employee (“Tax Related Items”), Employee acknowledges that the ultimate liability for all Tax-Related Items is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company. Employee further acknowledges that the ultimate liability for all Tax Related Items legally due by Employee is and remains Employee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the conversion of the PSUs into Shares, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Employee’s liability for Tax Related Items or achieve any particular tax result. Further, if Employee has become subject to tax and/or social security contributions in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Employee acknowledges that the Company (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, Employee will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Related Items. In this regard, Employee authorizes the Company, or its respective agents, at its discretion, to satisfy the obligations with regard to all Tax Related Items by one or a combination of the following: (1) withholding from Employee’s wages or other cash compensation paid to Employee by the Company; (2) withholding from proceeds of the sale of Shares acquired at vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by Orbitz (on Employee’s behalf pursuant to this authorization); or (3) withholding in Shares to be issued upon vesting/settlement of the PSUs.
(c)    To avoid negative accounting treatment, the Company may withhold or account for Tax Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax Related Items is satisfied by withholding in Shares of, for tax purposes, Employee is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax Related Items due as a result of any aspect of Employee’s participation in the Plan.
(d)    Finally, Employee shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold or account for as a result of Employee’s participation in the Plan that cannot be satisfied by the means previously described. Employee acknowledges and agrees that should the amount of withholding for Tax Related Items be in excess of the actual tax due, the Company will refund the excess amount to him or her as soon as administratively practicable and without any interest. Orbitz may refuse to deliver Shares to the

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Employee if Employee fails to comply with Employee’s obligations in connection with the Tax Related Items.
4.2.    Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code (“Section 409A”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A, then Orbitz will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s separation from service with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Orbitz, that does not cause such an accelerated or additional tax. Orbitz shall consult with Employee in good faith regarding the implementation of the provisions of this Section 4.2; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect thereto.
4.3.    Employment of Employee. Nothing in this Agreement confers upon Employee the right to continue in the employ of Employer, entitles Employee to any right or benefit not set forth in this Agreement or interferes with or limits in any way the right of Employer to terminate Employee’s employment to the extent permitted under applicable local law and any employment contract terms (if any).
4.4.    Stockholder Rights. Employee shall not have any stockholder rights (including the right to distributions or dividends) with respect to any Shares subject to the PSUs until such person has become a holder of record of any Shares issued upon vesting; provided that Employee may be entitled to the benefits set forth in Section 3.2 of this Agreement.
4.5.    Equitable Adjustments. The PSUs shall be subject to adjustment as provided in Section 5 of the Plan.
4.6.    Labor Acknowledgment. In accepting the award of PSUs, Employee acknowledges, understands and agrees that (i) the Plan is established voluntarily by Orbitz, it is discretionary in nature and may be modified, amended, suspended or terminated by Orbitz at any time; (ii) the award of PSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of PSUs, or benefits in lieu of PSUs even if PSUs have been awarded repeatedly in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of Orbitz; (iv) Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; (v) Employee’s participation in the Plan is voluntary; (vi) the award of PSUs and the Shares subject to the PSUs are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, and the PSUs are outside the scope of Employee’s employment contract, if any; (vii) the PSUs and the

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Shares subject to the PSUs are not intended to replace any pension rights or compensation; (viii) the PSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company; (ix) neither the award of the PSUs nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Employee any right with respect to employment or continuation of current employment, and the PSUs and Employee’s participation in the Plan shall not be interpreted to form an employment contract or relationship with Orbitz; (x) the future value of the underlying Shares is unknown and cannot be predicted with certainty, (xi) no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of Employee’s employment by the Employer (for any reason whatsoever), and in consideration of the grant of the PSUs to which Employee is otherwise not entitled, Employee irrevocably agrees never to institute any claim against the Company, waive his or her ability, if any, to bring any such claim, and release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Employee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; (xii) in the event of termination of Employee’s employment, Employee’s right to receive the PSUs and vest under the Plan, if any, will terminate effective as of the date that Employee is no longer actively employed; and (xiii) the PSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger or take-over.
4.7.    Remedies.
(a)    The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.
(b)    Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.
4.8.    Waivers and Amendments. The respective rights and obligations of Orbitz and Employee under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) by such respective party. This Agreement may be amended only with the written consent of a duly authorized representative of each of the parties hereto.
4.9.    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

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4.10.    Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto.
4.11.    Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 4.11), reputable commercial overnight delivery service (including Federal Express, DHL and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service or foreign postal service and mailed first class, registered or certified mail, postage prepaid, as set forth below:
If to Orbitz, addressed to:
Orbitz Worldwide, Inc.
Legal Department
500 W. Madison Street
Chicago, Illinois 60661
Attention: General Counsel
Fax: (312) 894-4856

If to Employee, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.
Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the postal service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.
4.12.    No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.
4.13.    Incorporation of Plan; Acknowledgment. The Plan is hereby incorporated herein by reference and made a part hereof, and the PSUs and this Agreement are subject to all terms and conditions of the Plan. In the event of any inconsistency between the Plan and this Agreement, the provisions of the Plan shall govern. By signing this Agreement, Employee acknowledges having received and read a copy of the Plan.

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4.14.    Data Privacy Consent. In the course of Employee’s employment with the Employer, the Company may obtain or have access to certain information about Employee and Employee’s employment with the Employer, such as information about Employee’s job, appraisals, performance, health, compensation, benefits, training, absence, education, contact details, disabilities, social security number (or equivalent) and information obtained from references or background checks (collectively, “Personal Information”). The Company will use Personal Information in connection with Employee’s employment with the Employer, to provide Employee with health and other benefits, and in order to fulfill its legal and regulatory obligations. Due to the global nature of the Company’s business and the need to centralize the Company’s information and technology storage systems, the Company may transfer, use or store Employee’s Personal Information in a country (including the United States) or continent outside the country where Employee works or lives, and may also transfer Employee’s Personal Information to its other group companies, to its insurers and third-party service providers as necessary or appropriate in Employee’s home country or the United States or other countries, and to any party that it merges with or which purchases all or a substantial portion of its assets, shares, or business (any of which may also be located outside the country or continent where Employee works or lives). The Company may also disclose Employee’s Personal Information when it is legally required to do so or to governmental, fiscal or regulatory authorities (for example, to tax authorities in order to calculate Employee’s appropriate taxation, compensation or salary payments). The Company may disclose Personal Information as noted above, including to any of the third parties and for any of the reasons listed above, without further notice to Employee. By signing below, electronically or otherwise, and/or otherwise accepting the PSUs, Employee consents to the Company collecting, retaining, disclosing and using Personal Information as outlined above, and to transfer such information internationally and/or to third parties for these purposes.
4.15.    Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.
(a)    In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
(b)    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
(c)    The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.
(d)    This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.
(e)    Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

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4.16.    No Advice From Company. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Employee’s participation in the Plan, or Employee’s acquisition or sale of the underlying Shares. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
4.17.    Additional Terms. Orbitz reserves the right to impose other requirements on Employee’s participation in the Plan, on the grant of PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
4.18.    UK Tax Acknowledgment. Employee agrees that if he or she does not pay, or the Employer or the Company does not withhold from Employee, the full amount of Tax Related Items that Employee owes upon vesting of the PSUs, or the release or assignment of the PSUs for consideration, or the receipt of any other benefit in connection with the PSUs (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by Employee to the Employer, effective 90 days after the Taxable Event. Employee agrees that the loan will bear interest at Her Majesty’s Revenue & Customs’ (“HMRC”) official rate and will be immediately due and repayable by Employee, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Employee by the Employer, by withholding in shares of Common Stock issued upon vesting of the PSUs or from the cash proceeds from the sale of shares of Common Stock or by demanding cash or a cheque from Employee. Employee also authorizes the Company to delay the issuance of any Shares unless and until the loan is repaid in full.
Notwithstanding the foregoing, if Employee is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Employee is an officer or executive director, as defined above, and Tax Related Items are not collected from or paid by Employee within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Employee on which additional income tax and national insurance contributions may be payable. Employee acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 4.1 of this Agreement.

4.19.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

IN WITNESS WHEREOF, Orbitz and Employee have executed this Agreement as of the day and year first written above.

Orbitz Worldwide, Inc.
By:
Name:
Title:
Employee:

Name: [EMPLOYEE NAME]
Address:     _________________
        _________________
        _________________
Telephone No.    _________________
Fax No.    _________________
WWID No.:     _________________
Number of PSUs: [# PSU’s]
Exhibit A – 2007 Equity and Incentive Plan
(Distributed Separately)

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